Exhibit 10.1

OREXIGEN THERAPEUTICS, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

(AS AMENDED AND RESTATED EFFECTIVE AUGUST 27, 2013)

Non-employee members of the board of directors (the “Board”) of Orexigen Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Independent Director Compensation Policy (this “Policy”). The cash compensation and option grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or options, unless such Independent Director declines the receipt of such cash compensation or options by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

1. Cash Compensation.

Each Independent Director shall be eligible to receive an annual retainer of $40,000 for service on the Board. In addition, an Independent Director serving as:

(i) chairman of the Board shall be eligible to receive an additional annual retainer of $20,000 for such service;

(ii) chairman of the Audit Committee of the Board shall be eligible to receive an additional annual retainer of $18,000 for such service;

(iii) members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $7,500 for such service;

(iv) chairman of the Compensation Committee of the Board shall be eligible to receive an additional annual retainer of $12,500 for such service;

(v) members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $5,000 for such service;

(vi) chairman of the Nominating/Corporate Governance Committee of the Board shall be eligible to receive an additional annual retainer of $7,500 for such service;

(vii) members (other than the chairman) of the Nominating/Corporate Governance Committee shall be eligible to receive an additional annual retainer of $3,750 for such service;

(viii) chairman of the Research and Development Strategy Committee shall be eligible to receive an additional annual retainer of $20,000 for such service;

(ix) members (other than the chairman) of the Research and Development Strategy Committee shall be eligible to receive an additional annual retainer of $2,000 for such service; and

(x) members of the Strategic Transactions Committee shall be eligible to receive an additional annual retainer of $7,500 for such service.

The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

2. Equity Compensation. The options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”) and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the 2007 Plan.

(a) Initial Options. A person who is initially elected or appointed to the Board and who is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a non-qualified stock option to purchase 70,000 shares of common stock (subject to adjustment as provided in the 2007 Plan) on the date of such initial election or appointment (each, an “Initial Option”).

(b) Subsequent Options. A person who is an Independent Director automatically shall be eligible to receive a non-qualified stock option to purchase 50,000 shares of common stock (subject to adjustment as provided in the 2007 Plan) on the date of each annual meeting of the Company’s stockholders. An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well. The option grants described in the first sentence of this clause shall be referred to as “Subsequent Options.” The Subsequent Option amount for an Independent Director elected for the first time to the Board prior to the annual meeting but after the previous year’s annual meeting will be pro-rated to reflect the days that the Independent Director had served on the Board until the date of the annual meeting.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board as Independent Directors will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clause 2(b) above.

(d) Terms of Options Granted to Independent Directors.

(i) Exercise Price. The per share exercise price of each option granted to an Independent Director shall equal 100% of the Fair Market Value (as defined in the 2007 Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. Initial Options granted to Independent Directors shall vest and become exercisable in thirty-six equal monthly installments of 1/36 of the shares subject to such option on the same day of each one-month period of service as an Independent Director following the Initial Option grant, such that each Initial Option shall be 100% vested on the third (3rd) anniversary of the date of grant, subject to the Independent Director’s continuing service on the Board through such dates. Subsequent Options granted to Independent Directors shall vest and become exercisable in twelve equal monthly installments of 1/12 of the shares subject to such option on the same day of each one-month period of service as an Independent Director following the Subsequent Option grant, such that each

Subsequent Option shall be 100% vested on the first (1st) anniversary of the date of grant, subject to the Independent Director’s continuing service on the Board through such dates. In addition, all Initial Options and Subsequent Options granted pursuant to this Policy shall vest and become exercisable in full in the event of a Change in Control (as defined in the 2007 Plan). No portion of an option which is unexercisable at the time of an Independent Director’s termination of membership on the Board shall thereafter become exercisable.

(iii) Term. The term of each option granted to an Independent Director pursuant to this Independent Director Compensation Policy shall be ten years from the date the option is granted.

(iv) Effect of Termination of Board Service on Options. An Independent Director shall be able to exercise his or her Initial Options and Subsequent Options granted pursuant to this Policy and that were vested at the time of his or her cessation of Board service until the first to occur of (A) the third anniversary of the date of his or her cessation of Board service, or (B) the original expiration date of the term of such options.

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